Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

By and Among

PLX Technology, Inc.,
as the Purchaser,

Osprey Acquisition Sub, Inc.,
as the Merger Sub,

Oxford Semiconductor, Inc.,
as the Company,

and

VantagePoint Venture Partners IV (Q), L.P.,
as the Stockholder Representative

Dated January 2, 2009

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 2nd day of January, 2009, by and among PLX Technology, Inc., a Delaware corporation (the “Purchaser”), Osprey Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the “Merger Sub”), Oxford Semiconductor, Inc., a Delaware corporation (the “Company”), and VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders (the “Stockholder Representative”).

WHEREAS, the Purchaser, Merger Sub, the Company and the Stockholder Representative entered into the Agreement and Plan of Merger on December 15, 2008 (the “Merger Agreement”) and except as otherwise set forth in this Amendment, capitalized terms used herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, Section 10.3 of the Merger Agreement provides that the Merger Agreement may be amended in a written document signed by each party to the Merger Agreement to be bound by such amendment and that an amendment signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether such Stockholder signs such amendment;

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement as set forth herein; and

WHEREAS, the respective boards of directors of the Purchaser, Merger Sub and the Company have authorized and approved this Amendment:

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
AMENDMENTS

The parties to the Agreement agree that the Merger Agreement shall be amended and modified as follows:

1.1           Section 2.1(a)(ii) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“'Escrow Amount' means the product obtained by multiplying (x) the Escrow Shares by (y) the Weighted Average Escrow Share Price."

1.2           Section 2.1(a)(iii) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“'Escrow Shares"  means 900,000 of shares of Purchaser Common Stock having a deemed value per share equal to the Weighted Average Escrow Share Price, which shares will be deposited with the Escrow Agent at the Closing pursuant to Section 1.2(c)(~~iv~~v), and released from, the Escrow Fund in accordance with this Agreement and the Escrow Agreement and as provided in the Final Merger Consideration Allocation Schedule pursuant to Section 2.3(a) hereof.”

1.3           Section 2.1(b)(i)(A) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“(A)           a number of shares of Purchaser Common Stock equal to the product of (x) the Series B Pro-Rata multiplied by (y) the product of (1) the Series B Allocation multiplied by (2) the Closing Disbursement;”

1.4           Section 2.1(b)(ii)(A) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“(A)           a number of shares of Purchaser Common Stock equal to the product of (x) the Series A Pro-Rata multiplied by (y) the product of (1) the Series A Allocation multiplied by (2) the Closing Disbursement;”

1.5           Section 2.1(b)(iii)(A) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“(A)           a number of shares of Purchaser Common Stock equal to the product of (x) Participating Common Pro-Rata multiplied by (y) the product of (1) the Common Share Allocation multiplied by (2) the Closing Disbursement;”

1.6           Section 2.3(e) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed on the date that is 180 days after the Effective Time will be delivered to the Purchaser, provided that the Purchaser provides prior written notification to the Stockholder Representative of the delivery to Purchaser, and any holder of a Certificate who has not previously complied with this Section 2.3 will be entitled to receive, upon demand, only from the Purchaser, disbursement of its claim for the Merger Consideration.”

1.7           Section 9.3(g) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

“(g)           Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will be effected, at the binding election of the Stockholder Representative to be made no later than two Business Days following a final determination of the indemnifiable Losses hereunder, by either (i) wire transfer of immediately available funds to an account designated by the Purchaser (in which case the number of Escrow Shares equal to such cash amount, with a deemed value equal to the Weighted Average Escrow Share Price, will be released to the Stockholder Representative for distribution to the Stockholders), or (ii) the return of all or a portion of the Shares received by the Stockholders, whether held in the Escrow Fund or otherwise, with each Share having a deemed value equal to the Weighted Average Escrow Share Price, in each event in proportion to the Merger Consideration payable to them pursuant to this Agreement.

1.8           Section 9.6(c) of the Merger Agreement is deleted in its entirety and the following inserted in its place:

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           "(c)           The Stockholders will not be liable for any Loss under this Article 9 or otherwise, and the Purchaser Indemnified Parties may not seek indemnification from the Stockholders pursuant to Section 9.1 for any Loss, (i) if the aggregate amount of such Losses exceeds the amount then available in the Escrow Fund for such purpose, it being understood and agreed that the initial sources for the Purchaser Indemnified Parties to recover Losses for which they may be entitled under this Article 9 or otherwise will be to set off, recover and retain such Losses from the Escrow Fund; provided, however, that at such time and only to the extent that the Losses for which the Purchaser Indemnified Parties may seek indemnification under Section 9.1(a) relate to a breach of a Company Excluded Representation exceed the amount of the Escrow Fund, the Purchaser Indemnified Parties will have the right to recover such remaining Losses in excess of the Escrow Fund from each Stockholder on an individual and several basis (and not jointly as to or with any other Stockholder) in an amount not to exceed such Stockholder’s Escrow Payment Percentage multiplied by the amount of such remaining Losses; (ii) with respect to each Stockholder, in excess of the aggregate amount of the Merger Consideration actually paid to or on behalf of such Stockholder (including any Escrow Shares, whether held in the Escrow Fund or otherwise, except to the extent such Escrow Shares have been delivered to the Purchaser to satisfy an indemnification obligation hereunder); or (iii) arising out of any breach of this Agreement by the Company of which such Purchaser Indemnified Party had actual knowledge prior to the date of this Agreement.  Such indemnification by the individual Stockholder will be payable at such Stockholder’s election in accordance with Section 9.3 hereof (i) in cash or (ii) return of all or a portion of the number of  Shares of the Purchaser’s Common Stock received as Merger Consideration, with each share of stock having a deemed value equal to the Weighted Average Escrow Share Price; provided, however, in no event in either (i) or (ii) in an amount greater than the amount of actual Losses, net of any amounts paid from the Escrow Fund; provided, further, that, to the extent that any portion of such Merger Consideration is deposited into an escrow account or similar arrangement pursuant to the Stockholder Matters Agreement, such escrow account or similar arrangement will provide for the automatic release of the applicable portion of such Merger Consideration for the benefit of the applicable Purchaser Indemnified Party upon demand and otherwise in accordance herewith.  Notwithstanding any other provision of this Agreement, the Losses of the Purchaser Indemnified Parties will not include, and no Purchaser Indemnified Party may seek to recover indemnification or other relief for, consequential damages, lost profits or exemplary or punitive damages (unless exemplary or punitive damages are incurred by a Purchaser Indemnified Party as a result of a third-party claim and pursuant to a final and nonappealable Order).

1.9           Exhibit A to the Merger Agreement is amended to add the following, in alphabetical order:

“'Weighted Average Escrow Share Price' means the per share price of a share of Purchaser Common Stock equal to the quotient of (i) 560,000 shares of Purchaser Common Stock times the Purchaser Closing Stock Price, plus 340,000 shares of Purchaser Common Stock times $4.18 per share; (ii) divided by 900,000 shares of Purchaser Common Stock.”

ARTICLE 2
GENERAL PROVISIONS

2.1           Amendment.  This Amendment may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Amendment.  Any amendment of this Amendment signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed such amendment.

2.2           Entire Agreement.  This Amendment constitutes the entire agreement among the parties with regard to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Amendment.  Except as specifically amended or modified by this Amendment, the Merger Agreement shall remain in full force and effect.

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2.3           Assignment and Successors.  This Amendment binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Company may not assign any rights under this Amendment without the prior written consent of the Purchaser.  Nothing expressed or referred to in this Amendment will be construed to give any third party or other Person, other than the parties to this Agreement (including the Stockholders), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Amendment except such rights as may inure to a successor or permitted assignee under this Section 2.3.

2.4   Severability.  If any provision of this Amendment is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Amendment are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Amendment, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

2.5   Interpretation.  The language used in this Amendment is the language chosen by the parties to express their mutual intent, and no provision of this Amendment will be interpreted for or against any party because that party or its attorney drafted the provision.

2.6          Governing Law.  The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Amendment and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

2.7          Counterparts.  The parties may execute this Amendment in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Amendment is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

“Company” OXFORD SEMICONDUCTOR, INC., a Delaware corporation By: /s/ William Schroeder Name: William S. Schroeder Title: President and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

“Purchaser” PLX TECHNOLOGY, INC., a Delaware corporation By: /s/ Ralph H. Schmitt Name: Ralph H. Schmitt Title: President and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

“Merger Sub” OSPREY ACQUISITION SUB, INC., a Delaware corporation By: /s/ Ralph H. Schmitt Name: Ralph H. Schmitt Title: President and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

“Stockholder Representative”

VANTAGEPOINT VENTURE PARTNERS IV (Q) , L.P., solely for the purposes related to the Stockholder Representative as set forth herein

By:                   /s/ Alan E. Salzman
Name:                    Alan E. Salzman
Title:                      Managing Member